Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

October 23, 2007	Contact: Keith Schroeder
Chief Financial Officer
(918) 825-0616

ORCHIDS PAPER PRODUCTS COMPANY ANNOUNCES APPOINTMENT

TO BOARD OF DIRECTORS

PRYOR, OKLAHOMA (October 23, 2007) – Orchids Paper Products Company (AMEX:TIS) announced today that at a regularly scheduled meeting of its board of directors held on October 23rd, it appointed Robert Snyder as a member of its board of directors. Mr. Snyder fills the vacancy created by the departure of Orchids’ former Chief Executive Officer and President, Michael Sage.

Since August 20, 2007, Mr. Snyder has been Orchids’ Chief Executive Officer and President. Mr. Snyder previously served as General Manager of KTG USA, a subsidiary of Kruger, Inc., and has served in various capacities with Kruger, Inc., Great Northern Paper, Inc., Alliance Forest Products, U.S. Corp and Bear Island Paper Company.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products which it provides to retail chains throughout the central United States. For more information on the company and its products visit the company’s website at http://www.orchidspaper.com.